UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                         Date of Report: April 29, 2003
                       (Date of earliest event reported)


                                DCAP GROUP, INC.
               (Exact name of Registrant as specified in charter)



        Delaware                     0-1665                  36-2476480
       ---------                     ------                 ------------
(State or other jurisdiction  (Commission File No.) (IRS Employer Identification
 incorporation)                                      Number)


                     1158 Broadway, Hewlett, New York 11557
                     --------------------------------------
              (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (516) 374-7600
                                                           --------------

Item 5.   Other Events and Required FD Disclosure.

          On April 29, 2003, DCAP Group, Inc. and its subsidiaries, DCAP Management Corp., Dealers Choice Automotive Planning, Inc. and Payments Inc. (collectively, the "Company"), commenced an action against Kevin Lang in the Supreme Court of the State of New York, County of Nassau. Mr. Lang, a former director, officer and employee of the Company, left the employ of the Company on September 30, 2001.

          The complaint against Mr. Lang alleges breach of fiduciary duty, breach of employment agreements, breach of restrictive covenant agreement and defamation based upon actions taken by Mr. Lang during the course of his employment with the Company and thereafter. The allegations concern the Company's relationship with Metropolitan Property and Casualty Insurance Company ("Met") and with regard to the Company's premium finance business.

          The complaint alleges, among other things, that the following acts occurred:

     - Mr. Lang breached his fiduciary duty as an officer of the Company by improperly seizing, for his own benefit, corporate opportunities of the Company with respect to Met and diverting business from the Company to himself or an entity controlled by him.

     - Mr. Lang breached his employment agreements and restrictive covenant agreement by causing Met to discontinue or materially modify its business relationship with the Company and by soliciting the Company's franchisees to do business with Met to the Company's detriment.

     - Mr. Lang breached his employment agreements and restrictive covenant agreement by engaging in a premium finance business in competition with the Company's business. Further, the complaint alleges that he solicited franchisees of the Company to use a competitor's premium finance company.


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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            DCAP GROUP, INC.


Dated:       May 7, 2003                 By: /s/ Barry Goldstein
                                            --------------------
                                             Barry Goldstein
                                             Chief Executive Officer









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